XO Group Inc. Reports Second Quarter 2012 Financial Results

—Second Quarter Revenue Up 2%, Gross Margin Up 330 basis points, EPS up 30%—

Conference Call Today at 4:30 p.m. ET, Dial-In (866) 430-3457 (ID# 16528009)

NEW YORK, Aug. 8, 2012 /PRNewswire/ -- XO Group Inc. (NYSE: XOXO, www.xogroupinc.com), the premier media and technology company devoted to weddings, pregnancy, and everything in between, today reported financial results for the three months ended June 30, 2012.

(Logo: http://photos.prnewswire.com/prnh/20120618/NY26546LOGO )

Second Quarter Summary Results

Total revenue for the second quarter was $35.4 million, up 2.1% compared to the prior year. The results were again led by local online advertising, and publishing and other, which grew 16.5% and 9.5%, respectively, year over year. National online advertising declined 5.4%. The e-commerce and registry businesses were down, 14.6% and 5.3% year over year, respectively.

For the quarter ended June 30, 2012, gross margin improved by 330 basis points over the prior year with gross margin improvements across each business line. The Company's operating profit was $5.2 million compared to an operating profit of $5.0 million in the prior year quarter. The $0.2 million increase in operating profit was due to revenue growth and improved gross margins which were partly offset by an increase in expenses including compensation, investment in Ijie.com in China, and rent compared to June 2011 quarter results. Net income for the quarter was $3.1 million or $0.13 per diluted share, compared to net income of $2.9 million or $0.10 per diluted share in the prior year quarter.

The Company's balance sheet at June 30, 2012 reflects cash and cash equivalents of $69.5 million, down $7.9 million from $77.4 million at December 31, 2011. Cash declined during the first half of the year, primarily due to the repurchase of 2.1 million shares of common stock for $18.9 million and capital expenditures of $1.2 million, offset in part by positive cash flow from operations of $14.3 million.

"We continue to be encouraged by the sustained growth in our local business even as we are cautious on the national online advertising market. Over the last several months, our product development team has been very busy as we constantly strive towards enhancing the user experience of our sites, imagining new and useful sponsorship opportunities for our advertisers, and ultimately driving growth for XO Group across business lines. As we enter the second half of 2012, we remain cautious on the macroeconomic environment but very positive regarding XO Group's opportunities and positioning for long term growth," said Chief Executive Officer David Liu.

Recent Developments

  Local online advertising growth is still strong, with second quarter revenues up 16.5% over the prior year quarter. Local publishing results continue to show strength as well. The Knot had more than 21,800 vendors with paid directory listings at the close of the second quarter, and the trailing twelve month churn rate was 29.7% at the end of June, down 10 basis points year over year but up slightly from 29.1% at December 31, 2011.  The average annual revenue per vendor was approximately $2,300 (See Supplemental Tables, below).
  National online advertising continued to be challenged in the second quarter as pullbacks and cancellations in consumer packaged goods and retail categories were only partially offset by strong advertising on thebump.com as traffic on that site continues to grow.
  The e-commerce business continues to improve gross margins driven by a recovery from last year's difficult implementation of new back office warehouse systems. Upgrades to the customer facing platform at the end of 2011 are expected to contribute to revenue growth in the long term but are negatively impacting revenue in the short term.
  Registry was down in the second quarter compared to last year as delays in our Gift Registry 360 platform roll out continue to impact the business.
  Our product development team has introduced a variety of new tools and updates to our sites, like a virtual cookbook tool to collect recipes from a bride's friends and family, a Wedding Dress LookBook app for the Kindle Fire, and local premium banners on our mobile site (m.theknot.com), among others.
  In the second quarter, XO Group finished the remainder of its authorized stock repurchase, buying 0.7 million shares of its common stock in the open market for an aggregate purchase price of $6.2 million.  Since starting repurchases under the program in the first quarter of 2011, XO Group has repurchased 9.6 million shares, or 27.9% of shares outstanding at the end of December 31, 2010 (See Supplemental Tables below).

Second Quarter and Year-to-Date 2012 Financial Highlights

"The first half of the year was mixed, with strong local advertising and publishing offset by challenges in national advertising and e-commerce. Improvements in gross margins drove better profitability compared to the first half last year. We are entering the second half of the year hopeful that economic conditions improve but with a continued focus on controlling costs even as we invest in providing our audience and clients with the best products and experiences possible," said Chief Financial Officer John Mueller.

  For the three months ended June 30, 2012, XO Group reported revenue of $35.4 million, up 2.1% compared to revenue in the second quarter of 2011. Net income for the second quarter was $3.1 million, or $0.13 per diluted share, as compared with net income of $2.9 million, or $0.10 per diluted share, for the quarter ended June 30, 2011.
  For the six months ended June 30, 2012, XO Group reported revenue of $65.2 million and net income of $3.5 million or $0.14 per diluted share. This compares to revenue of $62.3 million and net income of $2.2 million or $0.07 per diluted share in the first half of 2011. Revenue growth year to date was 5% compared to the same period in 2011, while net income was up 57% in the first six months of this year compared to the first half of 2011.
  National online advertising revenue was $6.7 million for the three months ended June 30, 2012, declining 5.4% from $7.1 million for the corresponding period in 2011. National online revenue was $13.1 million for the six months ended June 30, 2012, down 4.5% compared to $13.7 million for the corresponding period in 2011.
  Local online advertising revenue was $12.3 million for the quarter ended June 30, 2012, growing 16.5% from $10.6 million for the second quarter of 2011.  Local online revenue was $24.5 million for the six months ended June 30, 2012, up 18.3% compared to $20.7 million for the corresponding period in 2011.
  Merchandise revenue from the sale of wedding and baby supplies was $6.9 million and $12.5 million for the three and six months ended June 30, 2012, respectively, as compared to $8.1 million and $13.8 million for the corresponding periods in 2011. Revenue declined 14.6% in the second quarter 2012, and 9.3% for the first half of the year.
  Registry commission revenue was $2.0 million in the second quarter of 2012, down 5.3% from $2.1 million in the same period in 2011.  Year-to-date registry revenues were $3.0 million, down 7.0% compared with $3.2 million in 2011. The business is now comparable year over year because the switch to the current Macy's affiliate commission agreement happened in 2010.
  Gross profit for the second quarter of 2012 was $28.7 million, up 6.4% year over year, and margin was 80.9% for the three months ended June 30, 2012, compared with 77.6% for the corresponding period in 2011. In the six months ended June 30, 2012, gross profit margins approximated 82.2%, compared to 79.1% in the corresponding period in 2011.
  Operating expense was $23.5 million and $47.8 million for the three and six months ended June 30, 2012, respectively, compared with $21.9 million and $45.3 million for the corresponding period in 2011.  The increase in operating expense was due to incremental expenses associated with increased headcount in the sales organization for Ijie.com.  We also had expenses associated with our e-commerce technology upgrade, primarily in the first quarter of 2012. Another contributing factor was higher rent related to our new office space in New York. In the second quarter, XO Group incurred operating expenses of approximately $1.2 million for Ijie.com, compared to expenses of approximately $0.9 million in the second quarter of 2011.
  Stock-based compensation expense was $1.9 million and $4.5 million for the three and six months ended June 30, 2012, respectively, as compared to $1.3 million and $2.8 million for the corresponding periods in 2011.
  Net cash provided by operating activities was $8.2 million for the quarter ended June 30, 2012, while capital expenditures amounted to $0.6 million for the same period. Net cash provided by operating activities was $14.3 million for the six months ended June 30, 2012, while capital expenditures amounted to $1.2 million for the same period.

Supplemental Data Tables

Local Online Advertising Metrics

	2Q2012	1Q2012	4Q2011	3Q2011	2Q2011
Profile Count	29,700	29,300	28,400	26,900	26,200
Vendor Count	21,800	21,500	20,900	20,500	20,000
Churn Rate	29.7%	29.3%	29.1%	29.2%	29.8%
Avg. Revenue/Vendor	$2,300	$2,300	$2,300	$2,200	$2,200

Gross Profit/Margin by Business

Three months ended June 30,	2012	2012	2011	2011
($000s)	Gross Profit	Gross Margin	Gross Profit	Gross Margin
Online sponsorship & advertising	$18,534	97.5%	$17,093	96.8%
Registry services	1,988	100.0%	2,100	100.0%
Merchandise	3,004	43.4%	3,196	39.5%
Publishing & other	5,146	68.4%	4,566	66.5%
Total gross profit	$28,672	80.9%	$26,955	77.6%

Stock Based Compensation

	Three Months Ended June 30,		Six Months Ended June 30,
($000s)	2012	2011	2012	2011
Product & content development	$651	$473	$1,485	$946
Sales & marketing	531	390	1,411	992
General & administrative	713	421	1,573	861
Total stock-based compensation	$1,895	$1,284	$4,469	$2,799

Stock Repurchase Summary Since Inception, Through Second Quarter 2012

($000s) Three Months Ended	Total Cost	Common Stock Repurchased (000s shares)	Percentage of Outstanding Common Stock At 12/31/2010
March 31, 2011	$37,670	3,672	10.7%
June 30, 2011	8,744	886	2.7%
September 30, 2011	13,796	1,558	4.5%
December 31, 2011	10,895	1,344	3.9%
March 31, 2012	12,699	1,434	4.2%
June 30, 2012	6,196	675	1.9%
Total, Since Inception	$90,000	9,569	27.9%

Conference Call and Replay Information

XO Group Inc. will host a conference call with investors at 4:30 p.m. ET on August 8, 2012, to discuss its second quarter 2012 financial results. Participants should dial (866) 430-3457 and use Conference ID# 16528009 at least 10 minutes before the call is scheduled to begin. Participants can also access the live broadcast over the Internet on the Investor Relations section of the Company's website, accessible at http://ir.xogroupinc.com. To access the webcast, participants should visit XO Group's website at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

A replay of the webcast will also be archived on the Company's website approximately two hours after the conference call ends. A replay of the call will be available at (855) 859-2056 or (404) 537-3406, conference ID # 16528009.

About XO Group Inc.

XO Group Inc. (NYSE: XOXO; http://www.xogroupinc.com) is the premier media and technology company devoted to weddings, pregnancy and everything in between, providing young women with the trusted information, products and advice they need to guide them through the most transformative events of their lives. Our family of premium brands began with the #1 wedding brand, The Knot, and has grown to include WeddingChannel.com, The Nest, The Bump, The Blush and Ijie.com. XO Group is recognized by the industry for being innovative in all media - from the web to social media and mobile, magazines and books, and video - and our groundbreaking social platforms have ignited passionate communities across the world. XO Group has leveraged its customer loyalty into successful businesses in online sponsorship and advertising, registry services, ecommerce and publishing. The company is publicly listed on the New York Stock Exchange (XOXO) and is headquartered in New York City.

This release may contain projections or other forward-looking statements regarding future events or our future financial performance. These statements are only predictions and reflect our current beliefs and expectations. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we will not necessarily inform you if they do. Our policy is to provide expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) our online wedding-related and other websites may fail to generate sufficient revenue to survive over the long term, (ii) our history of losses, (iii) inability to adjust spending quickly enough to offset any unexpected revenue shortfall, (iv) delays or cancellations in spending by our advertisers and sponsors, (v) the significant fluctuation to which our quarterly revenue and operating results are subject, (vi) the seasonality of the wedding industry, (vii) the dependence of our e-commerce sites on search engine rankings and the limits of our search engine optimization efforts to influence those rankings, (viii) the dependence of the WeddingChannel.com registry services business on third parties, and (ix) other factors detailed in documents we file from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

XO GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share amounts)

	Three Months Ended June 30,
	2012 (Unaudited)	2011 (Unaudited)
Net revenue:
Online sponsorship and advertising	$ 19,012	$ 17,653
Registry services	1,988	2,100
Merchandise	6,916	8,097
Publishing and other	7,520	6,869
Total net revenue	35,436	34,719

Cost of revenue:
Online sponsorship and advertising	478	560
Merchandise	3,912	4,901
Publishing and other	2,374	2,303
Total cost of revenue	6,764	7,764

Gross profit	28,672	26,955

Operating expenses:
Product and content development	6,874	6,304
Sales and marketing	10,258	9,659
General and administrative	5,401	4,712
Depreciation and amortization	927	1,243
Total operating expenses	23,460	21,918

Income from operations	5,212	5,037
Loss in equity interest	(10)	(136)
Interest and other (loss) income, net	(5)	94
Income before income taxes	5,197	4,995
Provision for income taxes	2,079	2,079
Net income	3,118	2,916
Plus: net loss attributable to non-controlling interest	20	-
Net income attributable to the controlling interest	$ 3,138	$ 2,916

Net income per share attributable to XO Group common shareholders:
Basic	$ 0.13	$ 0.10
Diluted	$ 0.13	$ 0.10

Weighted average number of shares used in calculating net income per share
Basic	24,488	29,495
Diluted	25,078	30,161

XO GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share amounts)

	Six Months Ended June 30,
	2012 (Unaudited)	2011 (Unaudited)
Net revenue:
Online sponsorship and advertising	$ 37,601	$ 34,422
Registry services	3,002	3,229
Merchandise	12,525	13,803
Publishing and other	12,087	10,809
Total net revenue	65,215	62,263

Cost of revenue:
Online sponsorship and advertising	892	1,125
Merchandise	6,970	8,270
Publishing and other	3,766	3,625
Total cost of revenue	11,628	13,020

Gross profit	53,587	49,243

Operating expenses:
Product and content development	13,466	12,835
Sales and marketing	21,411	20,163
General and administrative	11,035	9,815
Depreciation and amortization	1,873	2,525
Total operating expenses	47,785	45,338

Income from operations	5,802	3,905
Loss in equity interest	(10)	(240)
Interest and other (loss) income, net	(9)	93
Income before income taxes	5,783	3,758
Provision for income taxes	2,313	1,547
Net income	3,470	2,211
Plus: net loss attributable to non-controlling interest	65	-
Net income attributable to the controlling interest	$ 3,535	$ 2,211

Net income per share attributable to XO Group common shareholders:
Basic	$ 0.14	$ 0.07
Diluted	$ 0.14	$ 0.07

Weighted average number of shares used in calculating net income per share
Basic	25,004	30,667
Diluted	25,585	31,385

XO GROUP INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	June 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 69,510	$ 77,376
Accounts receivable, net	13,661	16,723
Inventories	2,935	3,591
Deferred production and marketing costs	767	1,050
Deferred tax assets, current portion	3,015	3,015
Other current assets	4,239	4,860
Total current assets	94,127	106,615

Long-term restricted cash	2,597	2,599
Property and equipment, net	12,949	13,535
Intangible assets, net	7,086	6,938
Goodwill	38,879	39,089
Deferred tax assets	15,604	15,605
Other assets	542	58
Total assets	$ 171,784	$ 184,439

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$ 9,669	$ 11,054
Deferred revenue	14,099	13,745
Total current liabilities	23,768	24,799
Deferred tax liabilities	2,665	2,665
Other liabilities	6,965	6,096
Total liabilities	33,398	33,560

Common stock	259	276
Additional paid-in-capital	163,194	172,935
Accumulated deficit	(25,067)	(22,868)
Total stockholders' equity	138,386	150,343
Non-controlling interest in subsidiary	-	536
Total equity	138,386	150,879
Total liabilities and equity	$ 171,784	$ 184,439

CONTACT: Malindi Davies, Investor Relations Manager, +1-212-219-8555 x1078, IR@xogrp.com